UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 3, 2008

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9355	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas		75238
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2008, Scott D. Guffey, Chief Financial Officer of Cubic Energy, Inc. (the “Company”), resigned from such position. During an unspecified transition period, Mr. Guffey has agreed to provide consulting services to the Company, as the Company may reasonably request.

On October 8, 2008, the Company appointed Larry Badgley, age 52, as its Chief Financial Officer, to be effective as of October 13, 2008. Mr. Badgley joined the Company in August 2008, as a consultant. Prior to joining the Company, from October 2005 through September 2006, Mr. Badgley served as Managing Director of BridgePoint Consulting, a provider of CFO services to venture capital-backed and early stage companies. In that capacity, Mr. Badgley was primarily responsible for strategic planning for growth companies. From July 1998 through October 2005, Mr. Badgley served as Director of Accounting and Finance for Jefferson Wells International, an international professional services firm. Prior to that time, Mr. Badgley served as Chief Operating Officer and Chief Financial Officer of a privately held national sign manufacturer until its sale in July 1998. Mr. Badgley received a BBA in Finance from Hardin-Simmons University and is a certified public accountant.

Mr. Badgley’s salary has been established at $145,000 per year, plus a $300 per month health insurance subsidy. In the event that Mr. Badgley is terminated without cause, as determined by the Board of Directors of the Company, he will be entitled to three months salary. The Company and Mr. Badgley did not enter into a written employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2008		CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon Stuart Ross, Secretary